Exhibit 99.B(e)(2)

SCHEDULE A
TO THE DISTRIBUTION AGREEMENT
DATED AS OF SEPTEMBER 16, 2002,
AS AMENDED SEPTEMBER 16, 2004, JUNE 23, 2006, DECEMBER 7, 2006, DECEMBER 5,
2007, SEPTEMBER 17, 2009, DECEMBER 9, 2009, SEPTEMBER 14, 2010, JUNE 21, 2011,
DECEMBER 6, 2011, MARCH 27, 2012, DECEMBER 10, 2013, JUNE 25, 2014, DECEMBER 9,
2014, SEPTEMBER 15, 2015, DECEMBER 6, 2016 AND DECEMBER 5, 2017
BETWEEN
SEI INSTITUTIONAL INVESTMENTS TRUST
AND
SEI INVESTMENTS DISTRIBUTION CO.

This Agreement shall apply with respect to portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust:

Large Cap Fund

Small Cap Fund

International Equity Fund

Emerging Markets Equity Fund

Core Fixed Income Fund

High Yield Bond Fund

Large Cap Index Fund

Large Cap Disciplined Equity Fund

Small/Mid Cap Equity Fund

Long Duration Fund

World Equity Ex-US Fund

Emerging Markets Debt Fund

Real Return Fund

U.S. Managed Volatility Fund

Opportunistic Income Fund (f/k/a Enhanced LIBOR Opportunities Fund)

Screened World Equity Ex-US Fund

Strategic U.S. Large Cap Equity Fund

Dynamic Asset Allocation Fund

Ultra Short Duration Bond Fund

Multi-Asset Real Return Fund

Extended Market Index Fund

Small Cap II Fund

Long Duration Credit Fund

S&P 500 Index Fund

Limited Duration Bond Fund

Intermediate Duration Credit Fund

Global Managed Volatility Fund

World Select Equity Fund

U.S. Equity Factor Allocation Fund

SEI Institutional Investments Trust	SEI Investments Distribution Co.

By:	By:
/s/ Stephen G. MacRae	/s/ Maxine J. Chou

Name:	Name:
Stephen G. MacRae	Maxine J. Chou

Title:	Title:
Vice President	CFO & COO